LIBRA FUND
LOGO

CONFIDENTIAL

March 28, 2018

Brian Conway
The Go Eco Group
15 Elvis Blvd
Chester, NY 10918

Dear Brian,

This letter, when fully executed, may be considered by you as a deal point and non-binding letter of intent ("LOI"), subject to a signed agreement between the parties, from Libra Fund LLC, an Arizona limited liability company, ("LIBRA") to enter into agreements (the "Transactions") with The Go Eco Group, a Nevada corporation ("LIBE"), to fund a joint venture(s) to acquire the property formerly, known as the "Great Gorge Playboy Club" (hereinafter referred to as "Legends"). This LOI is subject to our due diligence. Upon completion of our due diligence review, we would be interested in either, a) investing the necessary sums; or b) syndicating the funds necessary, to acquire and develop Legends to its highest and best use. However, in no event, shall Libra entertain an acquisition cost for Legends above $12,000,000.00.

1. Due Diligence. LIBRA, its agents and representatives shall have had the opportunity to complete a due diligence investigation of the business, assets, liabilities, properties and financial condition and prospects of LIBE, including, without limitation, a review of the financial statements, books and records, products, inventory, customers, suppliers, facilities, employment matters, intellectual property ownership and records of LIBE, and the results of such investigation shall be satisfactory to LIBRA, in its sole discretion, as they pertain to any Agreement. LIBE shall make available to LIBRA, its agents and representatives all information as they may reasonably request and permit LIBRA, its agents and representatives to visit the business premises and confer with such officers, directors and employees, consultants and agents of LIBRA as it may deem necessary or advisable only for purposes any Agreement.
2. Confidentiality. The terms of this LOI are confidential and shall not be disclosed by any party without the prior written consent of LIBRA and LIBE unless required by law. Specifically, the parties acknowledge and affirm that LIBE is owned by a publicly traded Company and that as a result it has certain legal requirements that may require it to notify the public of this contemplated Transaction and any and all material events subsequent thereto under public disclosure requirements in accordance with SEC rules. Prior to any public notification of the contemplated Transactions, LIBE shall notify LIBRA and allow LIBRA to suggest modifications to any notification prior to its release to the public by any means, including, but not limited to, electronic filings, however, while LIBE will utilize its best efforts to accommodate any suggested changes, LIBE will disregard any such suggestions that fail to comport with its obligations to advise its shareholders of any material events. Each party agrees to hold all information obtained from the other party in strict confidence and to use the information so obtained for the sole purpose of evaluating the Transaction. If the no agreements are executed, or if executed, are thereafter terminated by either party for any reason, each party agrees to return to the other party and/or destroy, promptly, all such information and any copies thereof in written or tangible form.
3. Costs. Each of the parties hereto will bear their respective legal, accounting and other transaction costs in connection with this LOI and the transactions contemplated herein.
4. Return of Information. All Information shall remain the sole property of the Disclosing Party which originally disclosed such Information, and all materials containing any such Information (including all copies made by the Receiving Party) shall be returned to the Disclosing Party immediately upon termination or

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expiration of this Agreement, or upon the Receiving Party's determination that it no longer has a need for such Information. Upon request of the Disclosing Party, the Receiving Party shall certify in writing that all materials containing such Information (including all copies thereof) have been returned to the Disclosing Party.
5. Injunctive Relief. The parties agree that any unauthorized use of any of the Information in violation of this Agreement disclosed by a Disclosing Party will cause such Disclosing Party irreparable injury for which it would have no adequate remedy at law. Accordingly, the Disclosing Party might be entitled to immediate injunctive relief prohibiting any violation of this Agreement, in addition to any other rights and remedies available to such Disclosing Party.
6. Attorneys' Fees. In the event either party shall bring any action to enforce or protect any of its rights under this Agreement, the prevailing party shall be entitled to recover, in addition to its damages, its reasonable attorneys' fees and costs incurred in connection therewith.
7. Choice of Law and Consent to Jurisdiction. This LOI and any subsequent agreements shall be deemed to have been entered into in the City of Scottsdale, Maricopa County, Arizona, and all questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties shall be governed by, and resolved in accordance with, the laws of the State of Arizona. Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within Maricopa County, Arizona, and each party consents to the jurisdiction of any local, state or federal court located within Maricopa County, Arizona and consents that any service of process in such action or proceeding may be made by personal service upon such party wherever such party may be then located, or by certified or registered mail directed to such party at such party's last known address.

By executing this LOI, each of the parties acknowledge, understand and agree that this LOI is subject to each of the parties' completion of their due diligence as, and to the extent, described above, and will to continue to be in effect until either fully signed agreements that contain all of the terms and conditions of the Transactions are executed or this LOI is terminated in writing by LIBRA or by LIBE.

We trust that the foregoing sets forth an outline of a transaction that meets with your approval. If so, please sign where indicated below, and return it to the undersigned. Your return by facsimile transmission and or email of a signed and scanned .pdf will be deemed sufficient. Upon receipt of the signed letter, we will begin preparation for a trip to Legends and the commence our due diligence.

The foregoing terms and conditions are hereby acknowledged, approved and accepted.

Libra Fund LLC

/s/ SEAN DALY             03/28/2018
By: Sean Daly              Date
Managing Member

The Go Eco Group
/s/ BRIAN CONWAY          03/28/2018
By: Brian Conway, CEO         Date

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